T. ROWE PRICE INTERNATIONAL FUNDS, INC.

                             ARTICLES OF AMENDMENT


     T. Rowe Price International Funds, Inc., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST:  The Charter of the Corporation is hereby amended by deleting
     -----
Paragraph (B), clauses (ii) and (iv) thereto from Article SEVENTH and inserting in lieu thereof a new Paragraph B, clauses (ii) and (iv) and adding new clause
(vii) to read in full as follows:
     "(ii)
Price. Except as provided in Paragraph (B), clause (vii) of this Article SEVENTH, such shares shall be redeemed at their net asset value determined as set forth in Paragraph (C) of this Article SEVENTH as of such time as the Board of Directors shall have theretofore prescribed by resolution. In the absence of such resolution, the redemption price of shares deposited shall be the net asset value of such shares next determined as set forth in Paragraph (C) of this Article SEVENTH after receipt of such application.

     (iv)
Effect of Suspension of Determination of Net Asset Value. Except as provided in Paragraph (B), clause (vii) of this Article SEVENTH, if, pursuant to Paragraph
(C)(iii) of this Article SEVENTH the Board of Directors shall declare a suspension of the determination of net asset value, the rights of shareholders (including those who shall have applied for redemption pursuant to Paragraph
(B)(i) of Article SEVENTH but who shall not yet have received payment) to have shares redeemed and paid for by the Corporation shall be suspended until the termination of such suspension is declared. Any record holder whose redemption right is so suspended may, during the period of such suspension, by appropriate written notice of revocation to the office or agency where application was made, revoke his application and withdraw any share certificates which accompanied such application. The redemption price of shares for which redemption applications have not been revoked shall be the net asset value of such shares next determined as set forth in Paragraph (C) of this Article SEVENTH after the termination of such suspension, and payment shall be made within seven (7) days after the date upon which the proper application was made plus the period after such application during which the determination of net asset value was suspended.

     (vii) Certain Provisions for Specific Series

          (a)
Price for Certain Series. Shares of the New Asia Fund and the International Discovery Fund shall be redeemed at their net asset value determined as set forth in Paragraph (C) of this Article SEVENTH as of such time as the Board of Directors shall have theretofore prescribed by resolution less such amounts not in excess of 2% of the net asset value of the shares redeemed, if any, as the Board of Directors shall from time to time determine to be appropriate in order to reduce the effect of disruptive redemption activity on the remaining shareholders of the Fund and the management of its investment portfolio. All such amounts deducted shall be retained by the Fund. In the absence of a resolution to the contrary, the redemption price of shares deposited shall be calculated using the net asset value of such shares next determined as set forth in Paragraph (C) of this Article SEVENTH after receipt of such application.

          (b)
Effect of Suspension of Determination of Net Asset Value. In the case of the New Asia Fund and the International Discovery Fund, if, pursuant to Paragraph
(C)(iii) of this Article SEVENTH, the Board of Directors shall declare a suspension of the determination of net asset value, the rights of shareholders (including those who shall have applied for redemption pursuant to Paragraph
(B)(i) of Article SEVENTH but who shall not yet have received payment) to have shares redeemed and paid for by the Corporation shall be suspended until the termination of such suspension is declared. Any record holder whose redemption right is so suspended may, during the period of such suspension, by appropriate written notice of revocation to the office or agency where application was made, revoke his application and withdraw any share certificates which accompanied such application. The redemption price of shares for which redemption applications have not been revoked shall be the net asset value of such shares next determined as set forth in Paragraph (C) of this Article SEVENTH after the termination of such suspension, less such amounts not in excess of 2% of the net asset value of the shares redeemed, if any, as the Board of Directors shall from time to time determine to be appropriate in order to reduce the effect of disruptive redemption activity on the remaining shareholders of the Fund and the management of its investment portfolio. All such amounts deducted shall be retained by the Fund. Payment of the redemption price for such redemptions shall be made within seven (7) days after the date upon which the proper application was made plus the period after such application during which the determination of net asset value was suspended."

     SECOND:  The Charter of the Corporation is hereby amended by deleting
     ------
Article SEVENTH, Paragraph (E), clause (viii) in its entirety and inserting the following:
     "(viii)
Certificates. Except in the case of shares of the series of the New Asia Fund and the International Discovery Fund, a shareholder shall be entitled to stock certificates which represent and certify the shares of stock he holds in the corporation upon written request in accordance with procedures established in the By-Laws or by the Board of Directors, but in the absence of such a request, the Corporation shall not be obligated to issue such certificates.

     THIRD:  The Board of Directors of the Corporation, on March 6, 1991, duly
     -----
adopted resolutions in which were set forth the foregoing amendments of the Charter of the Corporation, declaring that said amendments as proposed were advisable and directing that they be submitted to action thereon by the shareholders of the Corporation at the annual meeting of shareholders to be held on April 18, 1991.
     FOURTH:  Notice setting forth a summary of the change to be effected by
     ------
said amendments of the Charter, and stating that a purpose of said meeting of shareholders would be to take action thereon, was given, as required by law, to all shareholders entitled to vote thereon.
     FIFTH:  The amendment to Article SEVENTH (deleting Paragraph (B), clauses
     -----
(ii) and (iv) and inserting new Paragraph (B), clauses (ii) and (iv) and adding a new clause (vii)) of the Charter as hereinabove set forth was approved by the shareholders of the New Asia Fund series of the Corporation, insofar as such amendment applies to such series, at said meeting on April 18, 1991, by the affirmative vote of 1,355,722.082 shares of the 2,513,219.493 shares of common stock of such series issued and outstanding, or 53.944% of the votes entitled to be case thereon; and the International Discovery Fund series of the Corporation, insofar as such amendment applies to such series, at said meeting, on April 18, 1991, by the affirmative vote of 6,156,028.748 shares of the 12,173,057.325 shares of common stock of such series issued and outstanding or 50.571% of the votes entitled to be cast thereon, which votes were sufficient to approve such amendment pursuant to the provisions of the Charter of the Corporation which requires the approval of a majority of the votes of a series entitled to be cast on any such amendment, notwithstanding any provision of the law requiring a greater proportion.
     SIXTH:  The amendment to Article SEVENTH (deletion of Paragraph (E) clause
     -----
(viii) and insertion of new Paragraph (E) clause (viii)) of the Charter as hereinabove set forth was approved by the shareholders of the New Asia Fund series of the Corporation, insofar as such amendment applies to such series, at said meeting on April 18, 1991, by the affirmative vote of 1,631,629.192 shares of the 2,513,219.493 shares of common stock of such series issued and outstanding, or 64.922% of the votes entitled to be cast thereon; and the International Discovery Fund series of the

Corporation, insofar as such amendment applies to such series, at said meeting on April 18, 1991, by the affirmative vote of 7,149,690.381 of shares of the 12,173,057.325 shares of common stock of such series issued and outstanding, or 58.734% of the votes entitled to be cast thereon, which votes were sufficient to approve such amendment pursuant to the provisions of the Charter of the Corporation which require the approval of a majority of the votes of a series entitled to be cast on any such amendment, notwithstanding any provision of the law requiring a greater proportion.
     SEVENTH:  The amendments of the Charter as hereinabove set forth has been
     -------
duly advised by the Board of Directors and approved by the shareholders of the Corporation.
     IN WITNESS WHEREOF, T. ROWE PRICE INTERNATIONAL FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary, on May 1, 1991.
                               T. ROWE PRICE INTERNATIONAL FUNDS,
                              INC.

                                    /s/James S. Riepe
                              By:  __________________________________
                                    James S. Riepe, Vice President

ATTEST:

/s/Lenora V. Hornung
________________________
Lenora V. Hornung, Secretary

STATE OF MARYLAND             )
                     ) SS.:
COUNTY OF BALTIMORE )

     I HEREBY CERTIFY that on May 1, 1991, before me the subscriber, a Notary Public of the State of Maryland, in and for the City of Baltimore, personally appeared James S. Riepe, Vice President of T. ROWE PRICE INTERNATIONAL FUNDS, INC., a Maryland corporation, and in the name and on behalf of said Corporation acknowledged the foregoing Articles of Amendment to be the corporate act of said Corporation; and at the same time made oath in due form of law that the matters and facts set forth in said Articles of Amendment with respect to the approval of the said amendments are true to the best of his knowledge, information and belief.
     WITNESS my hand and notarial seal, the day and year last above written.
                               /S/Catherine Berkenkemper
                              _______________________________
                               Notary Public